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                                                                      EXHIBIT 11



                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

The following presents the computation of per share earnings reflecting the assumption that dilutive stock options are exercised.

                                                                          (IN THOUSANDS
                                                                     EXCEPT PER SHARE DATA)
                                                                     ----------------------
                                                             2002              2001              2000
                                                             ----              ----              ----
Net earnings (1)                                            $8,690            $6,286            $15,158
                                                            ======            ======            =======


Weighted average common shares outstanding (2)               6,839             6,856              7,014

Common share equivalents relating to stock options               1                 1                  1
                                                            ------            ------            -------

Adjusted common and common equivalent
   shares for computation (3)                                6,840             6,857              7,015
                                                            ======            ======            =======


Net earnings per share:

     Basic   (1/2)                                           $1.27             $0.92              $2.16
                                                            ======            ======            =======
     Diluted (1/3)                                           $1.27             $0.92              $2.16
                                                            ======            ======            =======